Exhibit 99.1

Callaway Golf Exceeds Estimates with First Quarter Results; Estimates for the Year Remain Unchanged

    CARLSBAD, Calif.--(BUSINESS WIRE)--April 23, 2003--Callaway Golf Company (NYSE:ELY) today announced its financial results for the first quarter ended March 31, 2003, announcing a 42% year-over-year increase in diluted earnings per share on a 6% increase in sales. The Company reported net sales of $271.7 million, compared to $256.7 million during the same quarter in 2002. Foreign currency exchange rates favorably impacted net sales for the first quarter by approximately $11.9 million. Net income during the first quarter increased to $42.5 million, versus $30.7 million for the same quarter last year, an increase of 38%. Earnings per diluted share increased to $0.64, compared to $0.45 for the same quarter last year. Net sales achieved the target of $270 million set by the Company in its previous guidance, and earnings per share exceeded the guidance of $0.54 per share by $0.10.
    "We are pleased with our first quarter results," said Ron Drapeau, Chairman, President and CEO. "Despite problems in the key economies around the world, the outbreak of war in Iraq, and severe bad weather in much of the United States, our shipments were strong. We also managed expenses under prior year levels and benefited from favorable foreign currency exchange rates. We maintained our #1 market share position in the U.S. in woods, irons and putters. Moreover, we have been able to achieve some major successes on tour, with several weeks where our brand recaptured the #1 position in drivers overall on the world's major professional tours, and our Great Big Bertha II Pro Series Driver has often earned the distinction as the #1 driver model on the tours as a whole, and on the U.S. PGA Tour in particular. Callaway Golf golf balls continued as the #2 brand of golf balls in play on the major professional tours."

                      SALES BY PRODUCT AND REGION

                            First Quarter - 2003
                     -----------------------------------

                       Net Sales       % Change
                     ($ Millions)       vs 2002
                     -----------------------------
Woods                      $92.9         (12%)
Irons                      $96.2           15%
Golf Balls                 $13.7         (39%)
Putters                    $44.9           75%
Accessories, Other         $24.0           22%
                     ------------
TOTAL                     $271.7            6%
                     ============

United States             $149.3          (1%)
International             $122.4           16%
                     ------------
TOTAL                     $271.7            6%
                     ============

    Brad Holiday, Executive Vice-President and Chief Financial Officer stated, "We are particularly pleased to report gross margins in the first quarter of 51%, compared with 50% for the first quarter last year. In addition, operating expenses for the quarter were reduced to 26% of net sales, versus 31% for the same quarter last year. Operating income increased 36%, and our balance sheet remains strong with a 21% increase in cash and 17% reduction in inventory versus last year."
    In accordance with the Company's dividend practice, the next dividend will be determined by the Board of Directors at its next meeting.

    BUSINESS OUTLOOK

    In light of SEC Regulations, the Company elects to provide certain forward-looking information in this press release. These statements are based on current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. The Company's earnings estimates exclude any special charges or gains. See further disclaimer below.
    "While we are still targeting our previous estimates of annual net sales of approximately $792 million and earnings of about $0.88 per share, we would be remiss if we did not tell you that this year is anything but normal and that business will be anything but easy," reported Mr. Drapeau. "For one thing, we do not think that sales will follow normal seasonal patterns where the second quarter tends to be very large and the fourth quarter very small. With our products well positioned at retail due to good sell-in during the first quarter, sales in the second quarter will be largely driven by consumer confidence. The war in Iraq will almost certainly continue to dampen consumer confidence in the U.S., our largest market, Europe and elsewhere in the second quarter. In addition, it currently appears that concerns over SARS could seriously impact business not only in Asia, but also in other countries, including Canada. These global issues may mean that some of the normal second quarter business may be impacted or delayed until the third or even the fourth quarters when things hopefully return more to normal and consumer confidence improves. We cannot predict how or if this shift in business will materialize, and therefore are not providing quarterly guidance. In this environment, we do not think that quarterly guidance is meaningful, nor do we think that investors should attempt to measure us based upon such volatile, short-term targets. Instead, we will continue to provide guidance for the year, with the caveat that quarterly results may likely vary in relative terms from previous years."
    "Over the longer term we continue to target net sales growth, on average, in the low single digits overall, and growth in earnings per share in the low double digits," continued Mr. Drapeau. "Consistent with our strategic plan, 2003 continues to be a year where we will be funding investments and programs aimed at achieving this longer range growth expectation."
    The Company will be holding a conference call at 2:00 p.m. PDT today, which will be hosted by Ronald A. Drapeau, Chairman, CEO and President, and Bradley J. Holiday, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the conclusion of the conference call. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling (800) 642-1687 toll free for calls originating within the United States or (706) 645-9291 for International calls. The replay pass code is 9689911 and the replay will be available through 5:00 p.m. PDT, on Wednesday, April 30, 2003.

    Disclaimer: Statements used in this press release that relate to future plans, events, financial results or performance, including statements relating to estimated sales and earnings and other statements in the Business Outlook section of the press release, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to adverse market and economic conditions, market acceptance of current and future products, adverse weather conditions and seasonality, competitive pressures, fluctuations in foreign currency exchange rates, delays, difficulties or increased costs in the manufacturing of the Company's golf club or ball products, or in the procurement of materials or resources needed to manufacture the Company's golf club or ball products, any actions taken by the USGA or other golf association that could have an adverse impact upon demand for the Company's products, the effect of SARS in Asia and elsewhere around the world, and the effect of terrorist activity or armed conflict on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties, see Part II, Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Big Bertha Steelhead(TM) III Stainless Steel Drivers and Fairway Woods, Hawk Eye VFT Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(TM) and Steelhead X-16 Pro Series Stainless Steel Irons, and Callaway Golf Forged Wedges. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(TM) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Blue and HX Red balls, the CTU 30(R) Blue and CTU 30 Red balls, the HX 2-Piece Blue and HX 2-Piece Red balls, the CB1(R) Blue and CB1 Red balls, and the Warbird(TM) golf balls. For more information about Callaway Golf Company, please visit our Web sites at www.callawaygolf.com and www.odysseygolf.com.

                         Callaway Golf Company
            Consolidated Condensed Statement of Operations
                 (in thousands, except per share data)
                              (unaudited)

                                                Quarter Ended
                                                  March 31,
                                           -----------------------
                                               2003          2002
                                           ---------     ---------
Net sales                                  $271,719 100% $256,708 100%
Cost of goods sold                          133,882  49%  127,957  50%
                                           ---------     ---------
Gross profit                                137,837  51%  128,751  50%

Operating expenses:
   Selling                                   48,901  18%   57,299  22%
   General and administrative                13,841   5%   13,420   5%
   Research and development                   6,672   2%    7,882   3%
                                           ---------     ---------
Total operating expenses                     69,414  26%   78,601  31%

Income from operations                       68,423  25%   50,150  20%

Other income (expense), net                  (1,184)         (382)
                                           ---------     ---------

Income before income taxes                   67,239  25%   49,768  19%

Income tax provision                         24,762        19,074
                                           ---------     ---------

Net income                                  $42,477  16%  $30,694  12%
                                           =========     =========


Earnings per common share:
   Basic                                      $0.65         $0.46
   Diluted                                    $0.64         $0.45

Weighted-average shares outstanding:
   Basic                                     65,736        67,345
   Diluted                                   65,926        68,619



                         Callaway Golf Company
                 Consolidated Condensed Balance Sheet
                            (In thousands)

                                              March 31,   December 31,
                                                    2003         2002
                                             ------------ ------------
                                             (unaudited)

ASSETS
Current assets:
  Cash and cash equivalents                      $81,202     $108,452
  Accounts receivable, net                       197,701       63,867
  Inventories, net                               122,631      151,760
  Deferred taxes                                  34,962       34,519
  Other current assets                             9,325       10,429
                                             ------------ ------------
     Total current assets                        445,821      369,027

Property, plant and equipment, net               158,988      167,340
Intangible assets, net                           121,192      121,317
Other assets                                      21,331       22,161
                                             ------------ ------------
                                                $747,332     $679,845
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses          $68,882      $61,720
  Accrued employee compensation and benefits      18,306       23,168
  Accrued warranty expense                        14,798       13,464
  Note payable, current portion                    2,391        3,160
  Income taxes payable                            33,150        7,649
                                             ------------ ------------
     Total current liabilities                   137,527      109,161

Long-term liabilities                             27,011       27,297

Shareholders' equity                             582,794      543,387
                                             ------------ ------------
                                                $747,332     $679,845
                                             ============ ============

    CONTACT: Callaway Golf Company
             Ron Drapeau, Brad Holiday or Larry Dorman, 760/931-1771